[ ESKIMO PIE CORPORATION LOGO ]




                                 March 27, 1998





Dear Shareholder:

           You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, May 6, 1998, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. As you will see from the notice, you will be asked to elect seven directors to serve until the next Annual Meeting and to ratify the designation of auditors for 1998. In addition to the formal agenda, we expect to report on the Company's business activities and to answer any questions you might have.

           We would appreciate your voting, signing, dating and promptly returning the enclosed proxy in the enclosed postage-paid envelope. By doing so, you will be sure that your shares will be represented and voted at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

           We look forward to seeing you if you are able to attend. Whether or not you attend, we hope you will enjoy our products and recommend them to your friends.

                                   Sincerely,

                                   /s/ Arnold H. Dreyfuss

                                   Arnold H. Dreyfuss
                                   Chairman of the Board

                             ESKIMO PIE CORPORATION

                            -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            -----------------------

                        TO BE HELD WEDNESDAY, May 6, 1998


           The Annual Meeting of Shareholders of Eskimo Pie Corporation (the "Company") will be held on May 6, 1998, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia for the following purposes:

           1. To elect seven directors to serve until the 1999 Annual Meeting of Shareholders,

           2. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year, and

           3. To transact such other business as may properly come before the meeting or any adjournments thereof.


           The Board of Directors has fixed the close of business on March 13, 1998 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

                                   By Order of the Board of Directors,

                                   /s/ Thomas M. Mishoe, Jr.

                                   Thomas M. Mishoe, Jr.
                                   Chief Financial Officer, Vice President,
                                   Treasurer and Corporate Secretary


March 27, 1998


Please complete and return the enclosed proxy. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.


               901 Moorefield Park Drive, Richmond, Virginia 23236

                             ESKIMO PIE CORPORATION

                            901 Moorefield Park Drive
                            Richmond, Virginia 23236

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                   May 6, 1998

General

           The enclosed proxy is solicited by the Board of Directors of Eskimo Pie Corporation (the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held Wednesday, May 6, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournment or adjournments thereof. Shareholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

           The Company will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally by telephone or telegraph, by directors, officers and employees of the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Company's Common Stock.

           The  approximate   mailing  date  of  this  Proxy  Statement  ("Proxy
Statement") and the accompanying proxy form is March 27, 1998.


Voting Rights

           Only those shareholders of record at the close of business on March 13, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of the Company's Common Stock outstanding and entitled to vote as of the record date was 3,458,002. A majority of the shares outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

           With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast will be elected directors; therefore, votes withheld will have no effect. Generally, in other matters including the ratification of auditors, an affirmative vote of a majority of the shares present and entitled to vote is required for passage. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to such other matters, abstentions are counted in the tabulation of the votes cast on such other proposals presented to shareholders, and therefore, abstentions in such other matters have the effect of a vote against such matters; whereas, broker non-votes are not counted for purposes of determining whether a proposal has been approved and therefore have no effect.

Security Ownership of Certain Beneficial Owners and Management

           The following table sets forth, as of February 13, 1998 (except for Messrs. Kewer and Ludeman for which the information is as of March 20, 1998) the number and percentage of shares of the Company's Common Stock held by persons known to the Company to be the owners of more than five percent of the Company's issued and outstanding Common Stock, each of the Company's directors and nominees for director, the executive officers named in the Summary Compensation Table, and all of the Company's directors and executive officers as a group:

                                                        Amount and Nature of                  Percent of
                                                        Beneficial Ownership                 Common Stock
Name and Address of Beneficial Owner                     of Common Stock(1)                   Outstanding
------------------------------------                     ------------------                   -----------
Gabelli Funds, Inc. (2)                                        435,500                          12.6%
   Rye, New York

Heartland Advisors, Inc.                                       370,500                          10.7%
   Milwaukee, Wisconsin

Matrix Asset Advisors, Inc.                                    322,850                           9.3%
   New York, New York

Ryback Management Corporation                                  245,000                           7.1%
   St. Louis, Missouri

Brinson Partners, Inc.                                         231,500                           6.7%
   Chicago, Illinois

The TCW Group, Inc.                                            225,553                           6.5%
   Los Angeles, California

Terrence D. Daniels                                              2,300  (3)                         *
   Charlottesville, Virginia

Arnold H. Dreyfuss                                              18,102  (3)(4)(5)                   *
   Richmond, Virginia

Wilson H. Flohr, Jr.                                             7,500  (3)(6)                      *
   Richmond, Virginia

F. Claiborne Johnston, Jr.                                       2,300  (3)(7)                      *
   Richmond, Virginia

V. Stephen Kangisser                                             1,163  (5)                         *
   Richmond, Virginia

David B. Kewer                                                  32,836  (4)(5)                      *
    Richmond, Virginia


                                       2

                                                        Amount and Nature of                  Percent of
                                                        Beneficial Ownership                 Common Stock
Name and Address of Beneficial Owner                     of Common Stock(1)                   Outstanding
------------------------------------                     ------------------                   -----------

Daniel J. Ludeman                                                5,000                              *
    Richmond, Virginia

Judith B. McBee                                                  1,500  (3)                         *
   Richmond, Virginia

Thomas M. Mishoe, Jr.                                            6,075  (4)(5)                      *
   Richmond, Virginia

Robert C. Sledd                                                    ---                              *
   Richmond, Virginia

All Directors and Executive Officers                            82,596  (3)(4)(5)                  2.4%
as a Group  (11 persons)
----------------------------------------

* Beneficial ownership does not exceed one percent of the outstanding shares of Common Stock.

(1) Except to the extent that shares may be held in joint tenancy with a spouse or as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the six institutional shareholders is based upon the most recent filings received by the Company for such shareholders pursuant to Section 13(d) or (g) of the Securities Exchange Act of 1934. Each of these filings certifies that the acquisition of the shares reported thereon was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Company.

(2) The Schedule 13D for Gabelli Funds, Inc. which is filed by Gabelli Funds, Inc., GAMCO Investors, Inc., Gemini Capital Management, Ltd. and Mario J. Gabelli indicates that Mr. Gabelli directly or indirectly controls, or acts as Chief Investment Officer for, the various entities, other than Gemini Capital Management, Ltd., which are reported to beneficially own the Company's Common Stock disclosed in the preceding table.

(3) Includes shares subject to presently exercisable stock options and shares of restricted stock automatically granted to non-employee directors under the 1996 Incentive Stock Plan, as more fully described under "Compensation of Directors."

(4) Includes shares subject to presently exercisable stock options as more fully described in the table "Fiscal Year-End Option Values" on page 9, and/or shares of restricted stock as reflected in the "Summary Compensation Table" on page 7.

(5) Includes shares held by executive officers in the Company's 401(k) Savings Plan and/or Employee Stock Purchase Plan. Employees, exclusive of the executive officers, held 13,388 shares of Common Stock in these plans on February 13, 1998. Each participant in the respective plans has the right to instruct the plans' trustee with respect to the voting of shares allocated to his or her account.

(6) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.

(7) Includes 400 shares held by, or for the benefit of, a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.

Election of Directors

           The seven persons named below will be nominated to serve as directors until the 1999 Annual Meeting, or until their successors have been duly elected and have qualified. Terrence D. Daniels, who has served as a director since 1992 has advised the Company, that because of commitments to other organizations, he is unable to stand for re-election. Each of the nominees, other than Mr. Sledd, currently serves as a director of the Company. Mr. Sledd will be nominated for election as a director to fill the vacancy which will result upon the expiration of Mr. Daniel's current term as a director at the 1998 Annual Meeting. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Company may designate.

                                   Director                   Principal Occupation During Past Five Years;
  Name (Age)                         Since                       Directorship in other Public Companies
  ----------                         -----                       --------------------------------------
Arnold H. Dreyfuss (69)              1992        From   September   19,   1996   through   March  1,  1998,   Chief
                                                 Executive  Officer  of the  Company.  Also,  President  of Jupiter
                                                 Ocean and Racquet Club of Jupiter,  Florida;  formerly (1982 until
                                                 1991)  Chairman  of the  Board  and  Chief  Executive  Officer  of
                                                 Hamilton    Beach/Proctor-Silex,    Inc.,   a   small    appliance
                                                 manufacturer  headquartered  in  Richmond,  Virginia;  director of
                                                 Mentor Growth Trust, Inc.

Wilson H. Flohr, Jr. (51)            1992        Executive  Vice  President  and  General  Manager  of  Paramount's
                                                 Kings   Dominion,   a  regional  family  theme  park  in  Doswell,
                                                 Virginia.

F. Claiborne Johnston, Jr. (55)      1992        Attorney-at-Law,  Partner  in the law  firm  of Mays &  Valentine,
                                                 L.L.P., Richmond, Virginia.

David B. Kewer (43)                  1997        Effective  March 1, 1998,  President and Chief  Executive  Officer
                                                 of the Company.  Previously,  beginning  March 1, 1997,  President and Chief Operating  Officer of the Company.  Formerly (1993 until
                                                 1997)  President of Willy Wonka Candy  Factory,  a  subsidiary  of
                                                 Nestle USA,  Inc.  From 1988 through  1993,  held  various  senior level  positions at Drumstick  Co. which was acquired by Nestle in
                                                 1991.


                                       4

Daniel J. Ludeman (40)               1997        Chairman and Chief Executive  Officer of Mentor  Investment Group,
                                                 LLC,  a  Richmond,   Virginia  based  asset  management   company;
                                                 director  of Mentor  Series  Trust,  Mentor  Institutional  Trust,
                                                 Mentor  Income Fund,  Mentor Cash  Resource  Trust and  American's
                                                 Utility Fund.

Judith B. McBee (50)                 1996        Senior   Vice    President,    Marketing   of   Hamilton    Beach/
                                                 Proctor-Silex,    Inc.,    a    small    appliance    manufacturer
                                                 headquartered  in  Richmond,  Virginia,  since  January  1,  1997;
                                                 previously  Executive  Vice  President,  Marketing  (June  1994 to
                                                 December  1996)  and  Executive  Vice  President,  Sales/Marketing
                                                 (January 1990 to June 1994), Hamilton Beach/Proctor-Silex, Inc.

Robert C. Sledd (45)                             Chairman of the Board (since  February  1995) and Chief  Executive
                                                 Officer  (since  1987)  of  Performance  Food  Group  Company,   a
                                                 foodservice  distributor  headquartered  in  Richmond,   Virginia;
                                                 director of SCP Pool Corporation.

Board and Committee Meetings and Attendance

           The Board of Directors held seven meetings during the fiscal year ended December 31, 1997. All directors attended at least 75% of all meetings of the Board and committees on which they served.

           The Board has standing Executive, Compensation and Audit Committees. The Executive Committee has a wide range of powers, but its primary duty is to act if necessary between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of the Company except as otherwise limited by Virginia law. During the fiscal year ended December 31, 1997, the Executive Committee took action once by unanimous written consent. Members of the Executive Committee are Messrs. Dreyfuss (Chairman), Flohr and Kewer and Ms. McBee.

           The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation for the Company's executive officers and employee stock ownership. During the fiscal year ended December 31, 1997, the Compensation Committee met two times. Members of the Compensation Committee are Messrs. Flohr (Chairman) and Daniels and Ms. McBee.

           The  Audit  Committee   recommends  the  appointment  of  a  firm  of
independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee met two times during the fiscal year ended December 31, 1997. Members of the Audit Committee are Messrs. Johnston, (who was appointed Chairman upon the retirement of William M. Fariss, Jr. on October 17, 1997) and Daniels.

Compensation Committee Interlocks and Insider Participation

           Members of the Compensation Committee are Messrs. Flohr (Chairman) and Daniels and Ms. McBee. No current member of the Compensation Committee is or has been an employee of the Company or has any relationship to the Company that is required to be disclosed pursuant to regulations of the Securities and Exchange Commission. Furthermore, none of the Company's executive officers serves on the board of directors of any company of which a Compensation Committee member is an employee.


Compensation of Directors

           Each director of the Company who is not also an executive officer of the Company receives (a) an annual retainer of $7,000; (b) a $500 fee for attendance at each Board Meeting; and (c) a $250 fee for attendance at each Committee Meeting. Beginning in 1998, directors may elect to receive payment of the annual retainer and meeting fees in Common Stock of the Company under the 1996 Incentive Stock Plan, as amended. Under the 1996 Incentive Stock Plan, outside directors also receive a stock option for 200 shares and a restricted stock grant for 200 shares of the Company's Common Stock each year as part of their compensation for Board service. Each outside director is also reimbursed for usual and ordinary expenses of meeting attendance. A director who is also an executive officer of the Company receives no additional compensation for serving as a director.


Certain Relationships

           Mays & Valentine, L.L.P., a law firm of which F. Claiborne Johnston, Jr., a current director and nominee for director of the Company, is a partner, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide such services to the Company and its subsidiaries during the current fiscal year. The amounts paid by the Company were based upon an agreed-upon fee arrangement for services rendered, which the Company believes to be consistent with fees charged for similar services by other comparable firms.

           Daniel J. Ludeman, a current director and nominee for director of the Company, is the Chairman and Chief Executive officer of Mentor Investment Group of which Wheat FirstButcher Singer, Inc. (Wheat), is the majority shareholder. First Union Corporation, the parent of Wheat, also wholly owns First Union National Bank (First Union). Wheat and First Union have provided the Company with investment banking services and First Union provides the Company with long term financing. It is anticipated that Wheat and First Union will continue to provide such services to the Company based upon agreed-upon fee arrangements and interest rates which are consistent with amounts charged for similar services by other comparable firms.


Executive Compensation

           The following table lists all compensation paid or accrued by the Company for the Chief Executive Officer and the Company's three most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1997 exceeded $100,000. Messrs. Dreyfuss, Mishoe and Kangisser first became executive officers of the Company in 1996. Mr. Kewer was employed by the Company effective March 1, 1997 and became Chief Executive Officer on March 1, 1998.


                                            SUMMARY COMPENSATION TABLE

                                            Annual Compensation                Long Term Compensation
                                     ------------------------------------     -------------------------
                                                                              Restricted     Securities
Name, Age and                                                Other Annual       Stock        Underlying     All Other
Principal Position            Year   Salary        Bonus     Compensation       Awards       Options(#)    Compensation
------------------            ----   ------        -----     ------------       ------       ----------    ------------
Arnold  H.  Dreyfuss (69)     1997   $131,250      ----          ----            ----          7,500          ----
Chief Executive               1996     42,115      ----          ----          $41,125 (1)       200 (2)   $11,647 (3)
Officer and Chairman          1995       ----      ----          ----            ----           ----          ----
of the Board                                                                     ----


V. Stephen Kangisser (46)     1997    112,002      ----       $52,558 (4)         ----         7,639 (5)     2,023 (6)
Vice President,               1996     67,286      ----        18,161 (7)         ----         2,000          ----
Marketing                     1995       ----      ----          ----             ----          ----          ----


David B. Kewer (43)           1997    166,667    $40,000  (8) 102,182 (4)      125,000 (9)    50,000           525 (6)
President and Chief           1996       ----      ----          ----             ----          ----          ----
Operating Officer             1995       ----      ----          ----             ----          ----          ----

Thomas M. Mishoe, Jr. (45)    1997    127,500      ----          ----             ----         7,709 (5)     2,495 (6)
Chief Financial               1996    104,154      ----        24,444 (7)         ----        12,000          ----
Officer, Vice                 1995       ----      ----          ----             ----          ----          ----
President, Secretary
and Treasurer

(1) Reflects an automatic award of 200 shares made to Mr. Dreyfuss on May 2, 1996 as an outside director under the 1996 Incentive Stock Plan and an award of 2,500 shares made as of September 19, 1996, upon Mr. Dreyfuss' appointment as Chief Executive Officer. The May 2, 1996 award vests three years from the grant date and the September 19, 1996 award vests in four installments, the first 1,000 shares vested six months from the grant date, the next two installments of 500 shares each vested when the market price (average of 20 consecutive trading days) of the Company's Common Stock reached $10.50 and $12.00 per share, with the remaining installment of 500 shares to vest when the market price reaches $13.00 per share. During the period of restriction, Mr. Dreyfuss has the right to vote and receive dividends on the shares of restricted stock as and when paid on the Company's Common Stock. At December 31, 1997, Mr. Dreyfuss' aggregate restricted stock holdings were 500 shares with a value of $5,750.

(2) Reflects options granted to Mr. Dreyfuss on May 2, 1996 as an outside director under the 1996 Incentive Stock Plan.

(3) Reflects amounts paid to Mr. Dreyfuss for his service as an outside director prior to his appointment as Chief Executive Officer.

(4) Of the total amounts reported as "Other Annual Compensation" for Messrs. Kewer and Kangisser in 1997, $92,182 and $43,877, respectively, is attributable to relocation expenses incurred in connection with their employment by the Company.

(5) Includes options granted as a result of the repricing actions discussed under the caption "Repricing of Stock Options" in the Compensation Committee Report.

(6) Reflects the Company's matching contributions to the Company's 401(k) Savings Plan and Employee Stock Purchase Plan.

(7) Of the total amount reported as "Other Annual Compensation" for Messrs. Kangisser and Mishoe in 1996, $16,563 and $19,912, respectively, is attributable to relocation expenses incurred in connection with their employment by the Company.

(8) Reflects amounts paid to Mr. Kewer as incentive to join the Company as President and Chief Operating Officer.

 (9) Reflects an award of 10,000 shares made to Mr. Kewer upon his employment by the Company on March 1, 1997. The award vests in three installments, the first 2,500 shares vested on March 1, 1998; 2,500 additional shares vest on March 1, 1999 and the remaining 5,000 shares vest on March 1, 2000. During the period of restriction, Mr. Kewer has the right to vote the shares and to receive dividends on the shares of restricted stock as and when paid on the Company's Common Stock. At December 31, 1997, Mr. Kewer's restricted stock holdings had a value of $115,000.


           The following table sets forth information regarding option grants made during the year ended December 31, 1997 for each of the named executive officers.

                                        OPTIONS GRANTED IN LAST FISCAL YEAR



                       Number of   Percentage of                                     Potential Realizable Value at Assumed
                       Securities  Total Options   Exercise  Grant Date                 Annual Rates of Stock Appreciation
                       Underlying    Granted to     Price    Market                                During Option Term (5)
                        Options     Employees in     Per       Price     Expiration               -----------------------
                        Granted         1997        Share    Per Share      Date       5%           0%       10%
                        -------         ----        -----    ---------      ----       --           --       ---
Arnold H. Dreyfuss      7,500 (1)          4%       $12.50     $12.50      3/4/07      ---     $   58,969   $149,438

V. Stephen Kangisser    6,000 (2)          3%        12.50      12.50      3/4/07      ---         47,175    119,550
                        1,639 (3)          1%        12.50      12.50      3/4/07      ---         12,887     32,657

David B. Kewer         50,000 (4)         28%        10.00      12.50      3/4/07    $125,000     528,125  1,121,250

Thomas M. Mishoe, Jr.   6,000 (2)          3%        12.50      12.50      3/4/07      ---         47,175    119,550
                        1,709 (3)          1%        12.50      12.50      3/4/07      ---         13,437     34,052

(1) Grant was made under the 1996 Incentive Stock Plan and was immediately exercisable on the grant date.

(2) Grants were made under the Company's 1996 Incentive Stock Plan and become exercisable in increments of one-third of the shares subject to option on each the second, third and fourth anniversaries of the March 4, 1997 grant date.

(3) Grants were made under the 1992 Incentive Stock Plan as the result of a repricing action as discussed in greater detail under the caption "Repricing of Stock Options" in the Compensation Committee Report. The repriced grants become exercisable in increments of one third of the shares subject to option on each the second, third, and fourth anniversaries of the March 4, 1997 grant date.

(4) Grant was made under the 1992 Incentive Stock Plan, 10,000 options were immediately exercisable on the March 4, 1997 grant date, 10,000 options become exercisable on each the first and second anniversary of the grant, and 20,000 options become exercisable on March 4, 2000.

(5) The dollar amounts under the 5% and 10% columns are the result of calculations at assumed rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future price appreciation, if any, for the Company's Common Stock.


           The following table sets forth information regarding year-end option values at December 31, 1997 for each of the named executive officers.

                                         FISCAL YEAR-END OPTION VALUES (1)
                                            Number of Securities                       Value of Unexercised
                                           Underlying Unexercised                          In-the-Money
                                             Options at Year-End                     Options at Year-End (2)
                                    Exercisable           Unexercisable           Exercisable       Unexercisable
                                    -----------           -------------           -----------       -------------
Arnold H. Dreyfuss                       7,700                       0                     $0                $0
V. Stephen Kangisser                         0                   7,639                      0                 0
David B. Kewer                          10,000                  40,000                 15,000            60,000
Thomas M. Mishoe, Jr.                    5,000                  12,709                      0                 0

(1) The columns "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the year ended December 31, 1997.

(2) The value included in this column is the difference between the market value of the Company's Common Stock of $11.50 on December 31, 1997 and the exercise price of the respective in-the-money options.


Retirement Benefits

           The following table sets forth information related to the annual benefits payable upon retirement under the Company's defined benefit pension plans to persons with the specified final average earnings and years of service as a salaried employee of the Company, assuming a continuation of service and 1997 compensation to age 65, retirement at age 65, and an annual accrual rate of 1.5% of average annual earnings, and without regard to the compensation limitations under Internal Revenue Code (IRC) 401(a)(17) or the benefit limitation of IRC 415. The benefits set forth in the following table are not subject to any deduction for social security or other offset amount.


                                                PENSION PLAN TABLE
                                                          Years of Service
                           --------------------------------------------------------------------------------
                                                 Amount of Annual Retirement Benefit
         Average           --------------------------------------------------------------------------------
         Annual Earnings      15                20                25               30                 35
         ---------------      --                --                --               --                 --
         $125,000          $  28,125        $  37,500         $  46,875        $  56,250         $  65,625
         $150,000             33,750           45,000            56,250           67,500            78,750
         $175,000             39,375           52,500            65,625           78,750            91,875
         $200,000             45,000           60,000            75,000           90,000           105,000
         $225,000             50,625           67,500            84,375          101,250           118,125
         $250,000             56,250           75,000            93,750          112,500           131,250
         $300,000             67,500           90,000           112,500          135,000           157,500
         $400,000             90,000          120,000           150,000          180,000           210,000
         $450,000            101,250          135,000           168,750          202,500           236,250
         $500,000            112,500          150,000           187,500          225,000           262,500

"Average Annual Earnings" is an employee's highest five consecutive year average total cash compensation within the last 10 years (which is salary, incentive awards and Savings Plan as such amounts are shown under the respective salary, bonus and other compensation columns in the Summary Compensation Table.)

           The Company established two substantially identical pension plans in 1992, covering salaried employees age 21 or over with one year of service. Salaried employees who are not officers are covered by the tax-qualified plan and officers are covered by the non-qualified plan.

         Credited years of service for the named executive officers as of December 31, 1997 are Arnold H. Dreyfuss - 1.2; V. Stephen Kangisser - 1.6; David B. Kewer - .8 and Thomas M. Mishoe, Jr. - 1.8.


Certain Agreements

           The Company entered into severance agreements with Messrs. Kangisser, Kewer and Mishoe upon their being named executive officers of the Company. The agreements provide that termination compensation will be paid if the executive's employment is terminated by the Company within three years after a change in control other than for cause (as defined in the agreements) or upon the death, permanent disability, or retirement of the executive if the executive voluntarily terminates his employment for "good reason" (as defined in the agreements). "Change in control" is defined generally to include (i) an acquisition of 20% of the Company's voting stock, (ii) certain changes in the composition of the Company's Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Termination compensation consists of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of the Company ending prior to the change in control. In addition, the agreements provide for the continuation of certain medical, life and disability benefits. These agreements renew annually unless terminated by the Company by notice given 60 days prior to expiration of the current term.

Compensation Committee Report on 1997 Executive Compensation

            The Company's executive compensation and benefits program is administered by the Compensation Committee (the "Committee"), which is composed entirely of non-employee directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels which are equitable and competitive with those of comparable companies. This goal is furthered by the Committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

           The three main components of the Company's executive compensation program are base salary, incentive awards under the Senior Management Incentive Plan as established annually by the Committee and equity participation in the form of stock options, restricted stock grants and eligibility to participate in the Company Stock Fund of the Company's 401(k) Savings Plan and Employee Stock Purchase Plan. Each year the Committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the Committee considers corporate performance, compensation survey data, the advice of consultants and the recommendations of management.

Base Salaries

            Base  salaries  for  executive  officers  are  reviewed  annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance considering the respective executive's level of responsibility, the overall performance and profitability of the Company during the preceding year and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size and operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups as provided by William M. Mercer, Incorporated, the Company's compensation consultant. Such compensation data indicates that salary levels for the Company's executive officers approximate the market averages of executive positions of similar scope and responsibility.

         Mr. Dreyfuss became the Chairman of the Board and Chief Executive Officer in September 1996 upon the resignation of the Company's former Chairman and Chief Executive Officer. Mr. Dreyfuss' salary was established by the Committee (with Mr. Dreyfuss not participating) based on discussion with Mr. Dreyfuss and consideration of the responsibilities to be assumed by Mr. Dreyfuss pending the Company's selection of a new President.

         In March 1997, the Company named David B. Kewer President and Chief Operating Officer and Mr. Dreyfuss' base salary was reduced by $37,500 to $112,500 effective July 1, 1997. This reduction was made in consideration of the operational responsibilities to be assumed by Mr. Kewer and the transition period required to transfer management of the Company to Mr. Kewer. Further reductions in Mr. Dreyfuss' base salary are planned for 1998 as additional responsibilities are assumed by Mr. Kewer.

Senior Management Incentive Plan

           The Company utilizes a Senior Management Incentive Plan under which executives may receive cash and stock incentive awards based upon corporate, business unit and individual performance. Target thresholds and anticipated pay awards are established annually by the Committee and ratified by the full Board. The plan provides for cash payment of awards under the plan except where awards equal or exceed $5,000, in which case, participants in the plan receive an additional award equal to 25% of the cash award in restricted stock subject to a three year vesting requirement.

           Except for Mr. Kewer who received a bonus payment as incentive to join the Company, no incentive awards were provided to executives as the Company's financial results did not meet the target thresholds required under the 1997 Senior Management Incentive Plan.

Equity Participation

           At the time the Company became a public company in April, 1992, management held abnormally low ownership interests in the Company because of the prior controlling ownership by Reynolds Metals Company. From time to time since the Company's initial public offering, this issue has been raised as a concern by various shareholders. As a result, the Committee and the Board have continued to believe it is important to increase management's equity participation in the Company as a part of the Company's overall compensation policies to provide long-term financial rewards linked directly to the market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is designed to further this objective. Awards with respect to the Chief Executive Officer are made by the Committee and awards for all the other executive officers are made by the Committee in consultation with the Chief Executive Officer.

           In March 1997, the Committee granted non-qualified stock options on 80,000 shares of Common Stock to executive officers and members of senior management. These awards were made at an exercise price of $12.50 per share (which equaled the closing price on the date of the grant) and are exercisable in increments of one third each of the shares subject to option on the second, third and fourth anniversaries of the March 4, 1997 award date.

           The Committee also granted non-qualified stock options on 7,500 shares to Mr. Dreyfuss. This award, made on March 4, 1997, also has an exercise price of $12.50 per share and became exercisable immediately upon grant. The accelerated rate of exercisability for this grant was made in consideration of the significant contributions made to the Company by Mr. Dreyfuss during the recent changes in executive management.

           Furthermore, the Committee granted non-qualified stock options on 50,000 shares to Mr. Kewer upon his employment with the Company. These options, granted on March 4, 1997, have an exercise price of $10.00 per share and are exercisable on a graded scale as follows:

         o    10,000 options were immediately exercisable on the grant date,
         o 10,000 options become exercisable on each the first and second anniversaries of the grant, and
         o    20,000 options become  exercisable on March 4, 2000.

The strike price discount-to-market was granted as incentive for Mr. Kewer to join the Company and in consideration of non-vested stock awards forfeited to Mr. Kewer's former employer.

           Mr. Kewer also received a restricted stock grant for 10,000 shares upon his employment with the Company. The restricted stock awards vest in three installments, the first 2,500 shares vested on March 1, 1998; 2,500 shares vest on March 1, 1999 and the remaining 5,000 shares vest on March 1, 2000. During the period of restriction, Mr. Kewer has the right to vote and to receive dividends on the shares of restricted stock as and when paid on the Company's Common Stock.

           The Committee believes the equity participation granted to Mr. Kewer, upon his employment with the Company, will effectively align his interests with those of the Company's shareholders.

           In addition to stock option and restricted stock grants, eligible executive officers and many of the Company's employees participate in the Company Stock Fund under the Company's 401(k) Savings Plan and Employee Stock Purchase Plan, thereby increasing, on a voluntary basis, their equity participation in the Company.

Repricing of Stock Options

           In 1996, the Company experienced a reversal in business conditions, including a decline in the Company's core Eskimo Pie brand. The new management team instituted a new business plan, with strategies to refocus on the core Eskimo Pie brand, as well as to expand distribution of all brands represented by the Company. Significant management changes, coupled with the need for concentrated efforts to successfully implement the new plan, made enhancement of the retention and motivational impact of the compensation program for key employees, including executive officers, especially critical.

           At the beginning of 1997, all of the Company's outstanding stock options had exercise prices that were substantially above the then current market price of the Company's Common Stock. The Committee concluded that these stock options, which are a key element in the Company's incentive compensation program, no longer provided sufficient incentives to the Company's employees, nor adequately encouraged key personnel to remain in the employment of the Company.

           Therefore, the Committee, with ratification by the full Board, instituted a program in March 1997 to exchange outstanding "underwater" stock options, which had been granted since August 1992 under the Company's 1992 Incentive Stock Plan, for repriced options having a per share exercise price equal to the market price of the Company's Common Stock on the March 4, 1997 date of grant, as well as new 10-year terms and new vesting requirements.

           The Committee determined to offer all key employees holding options under the 1992 Plan the opportunity to participate in the repricing program. As a result, options on a total of 48,100 shares with a weighted average exercise price of $18.51 were exchanged for 37,486 shares of repriced options with an exercise price of $12.50 per share. Each previously granted option was replaced with options having an equivalent value based on an exchange ratio calculated using the Black-Scholes Option Pricing Model. Consequently, the repriced options provide for the purchase of a fewer number of shares of Common Stock than the options which they replaced, depending on the price and remaining term of the option being replaced.

           The Committee instituted the repricing program to remove the negative morale associated with "underwater" options, and because it believes that meaningful equity interests by management create a strong incentive to rebuild the value of the Company and thereby increase the market price of the Company's Common Stock. The repricing formula reduced the number of options and potential shareholder dilution by approximately 22%, but re-established incentives at the then current market price for the Company's Common Stock in keeping with the Company's motivational and retention needs during the restructuring period.

           The following table sets forth information regarding the Repricing of Stock Options, since its initial public offering, for all executive officers of the Company.

                                                 OPTION REPRICINGS


                                        NUMBER OF
                                        SECURITIES   MARKET PRICE                                      LENGTH OF
                                        UNDERLYING    OF STOCK AT                                   ORIGINAL OPTION
                                         OPTIONS        TIME OF      EXERCISE PRICE    NEW          TERM REMAINING
                           REPRICING   REPRICED OR   REPRICING OR      AT TIME OF      EXERCISE       AT DATE OF
NAME AND POSITION             DATE       AMENDED       AMENDMENT      REPRICING OR       PRICE       REPRICING OR
                                                                        AMENDMENT                      AMENDMENT
-------------------------- ----------- ------------- -------------- ------------------ ----------- ------------------
Kimberly P. Ferryman
  Vice President,            3/4/97       5,000         $12.50           $20.50         $12.50      8.0 years
  Quality                                 4,223          12.50            18.75          12.50      9.0 years
 Assurance and
Product Development

V. Stephen Kangisser
  Vice President,            3/4/97        2,000         12.50            21.25          12.50      9.2 years
  Marketing

Thomas M. Mishoe, Jr.
  Chief Financial            3/4/97        2,000         12.50            18.75          12.50      9.0 years
  Officer, Vice President,
  Treasurer and
  Corporate Secretary

           Replacement options have new ten-year terms as well as additional vesting requirements that make the new stock option grants exercisable in increments of one third of the shares subject to option on each the second, third and fourth anniversaries of the March 4, 1997 grant date. Grantees received a lower number of replacement share options than those listed above in order to account for the differences between the fair market values of the original grants and the repriced options. Ms. Ferryman and Messrs. Kangisser and Mishoe received 7,485, 1,639 and 1,709 shares of repriced options, respectively, in place of the original grants shown above.

Section 162(m) Considerations

           The Committee has not given significant consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which was enacted in 1993. Under this provision, beginning in 1994, a publicly held corporation is not permitted to deduct compensation in excess of $1 million per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee has noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless has determined that in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to seek to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.


                                        1997 Compensation Committee

                                        Wilson H. Flohr, Jr., Chairman
                                        Terrence D. Daniels
                                        Judith B. McBee

Performance Graph

           Securities and Exchange Commission regulations require the Company to include in its proxy statement the following Performance Graph. As required by the regulations, the Graph shows the percentage change in the total return on the Company's Common Stock during the five-year period ended December 31, 1997. The Company's Common Stock price ranged from a low of $7.50 to a high of $22.63 between January 1, 1993 and December 31, 1997. The closing price for the stock on December 31, 1997 was $11.50.

           The Performance Graph assumes $100 was invested on January 1, 1993 in the Company, the NASDAQ Stock Market Index, and an industry index for the ice cream and frozen dessert business ("Industry Index") and shows the total return on such an investment, assuming reinvestment of dividends, as of December 31, 1997. The Industry Index includes companies in SIC Code 2024 (ice cream and frozen desserts). In addition to the Company, the Industry Index currently includes: Action Products International, Ben & Jerry's Homemade, Inc., Dreyer's Grand Ice Cream, Integrated Brands, Inc., International Yogurt Company, Suiza Foods Corporation, TCBY Enterprises, Inc. and Tofutti Brands, Inc.


COMPANY               1992     1993       1994       1995       1996       1997
-------               ----     ----       ----       ----       ----       ----

ESKIMO PIE CORP        100    107.89     114.37     112.54      69.53      73.08
INDUSTRY INDEX         100    103.51     109.82     127.41     109.38     219.04
NASDAQ                 100    119.95     125.94     163.35     202.99     248.30



Section 16(a) Beneficial Ownership Reporting Compliance

           Based on a review of reports of changes in beneficial ownership of the Company's Common Stock and written representations furnished to the Company, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1997, except for a Form 3 filing for Mr. William Weiskopf, Vice President-Flavors Division, which was inadvertently filed late.

Ratification of the Selection of Independent Auditors

           Ernst & Young LLP has been selected as independent auditors for the Company for the fiscal year ending December 31, 1998, subject to ratification by the shareholders.

           If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder Proposals for 1999 Annual Meeting

           The 1999 Annual Meeting of Shareholders will be held on May 5, 1999. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Secretary of the Company at the Company's principal place of business on or before November 27, 1998. In addition, the Company's Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly before a shareholder meeting. Any shareholder desiring a copy of the Bylaws will be furnished one without charge upon written request to the Secretary.

Other Matters

           As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Annual Report on Form 10-K

           A copy of the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1997 can be obtained without charge by writing to the Corporate Secretary at 901 Moorefield Park Drive, Richmond, Virginia 23236. The Form 10-K may also be accessed by viewing the Company's home page on the worldwide web at www.eskimopie.com.


                                    By Order of the Board of Directors,

                                    /s/ Thomas M. Mishoe, Jr.

                                    Thomas M. Mishoe, Jr.
                                    Chief Financial Officer, Vice President,
                                    Treasurer and Corporate Secretary

PROXY

                             ESKIMO PIE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Arnold H. Dreyfuss, Thomas M. Mishoe, Jr. and F. Claiborne Johnston, Jr. jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Eskimo Pie Corporation to be held on May 6, 1998, or any adjournment thereof.

1. Election of Directors to serve until 1999 Annual Meeting of Shareholders

[ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY
    (except as written on          to vote for all
    the line below)                nominees listed below

Nominees: Arnold H. Dreyfuss,  Wilson H. Flohr, Jr., F. Claiborne Johnston, Jr.
          David B. Kewer, Daniel J. Ludeman, Judith B. McBee and Robert C. Sledd (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE LISTED ABOVE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

______________________________________________________________________________

                             (CONTINUED ON REVERSE)

2. Ratification of the designation of Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the current fiscal year.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon any other business that may come before the meeting or any adjournment thereof.

    Unless otherwise specified in the squares provided, the undersigned's vote will be cast for items 1 and 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees. This proxy may be revoked at any time prior to its exercise.

                                              ------------------------------
                                                          Signature

                                              ------------------------------
                                                          Signature

                                              Dated:_____________________, 1998

         (In signing as Attorney, Administrator, Executor, Guardian or
                    Trustee, please add your title as such.)